EXHIBIT 99.1
                                                 FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                          Investor Relations: Joan Wolf: 631/650-6201
                                                                         Bliss PR: John Bliss: 212/840-1661

VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 5, 2009 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2008. The announcement was made by Chairman and CEO Ken Darby who said order intake for the quarter was better than expected, although project delays limited revenue growth.

For the first fiscal quarter of 2009 net sales were $15.7 million, compared with $15.6 million in the year ago period.  Net income totaled $508,000 ($.11 per diluted share), compared with net income of $345,000 ($.07 per diluted share) in the prior year quarter.

U.S. sales declined to $7.8 million, down 3% from $8.1 million, while foreign sales were $7.9 million, up 4% from $7.6 million in the year ago period. “While project delays affected the level of shipments, new orders during the quarter were up 14% to $18.3 million compared with $16.1 million in the year ago period.  We were quite pleased with the incoming order level for the quarter considering the worldwide economic climate. The order growth was experienced in both the U.S. and our international markets”, said Mr. Darby.   Gross margins climbed to 45.5%, compared with 44.3% for the prior year, while operating costs declined $79,000 principally as a result of the strong dollar exchange rate effect on European sales and marketing costs.

Mr. Darby said Vicon’s release of ViconNet® Version 5.0 in November, 2008 has been well received by customers.  ViconNet is a powerful software application that manages enterprise scale digital video systems.  Version 5.0 supports multiple compression technologies, mega pixel and third party cameras and also integrates third party video analytics.  In addition, Vicon will soon provide customers a unique integration application between ViconNet and the user interface of an industry leading electronic access control (EAC) partner.  “We are excited about Version 5 and the EAC integration and the opportunities they present for ViconNet to power future business.  The open platform and integration capabilities of Version 5 with other security devices and filters fits well with our industry identity as a security solutions provider”, said Mr. Darby.

Mr. Darby said there was no change in the status of the patent litigation from that previously reported last quarter.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

 This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statement of Operations
(Unaudited)

	First Quarter Ended December 31,
	2008	2007

Net sales	$15,700,000	$15,644,000

Gross profit	7,147,000	6,927,000

Selling, general and
administrative expense	4,804,000	5,017,000

Engineering and development
expense	1,527,000	1,393,000

Operating income	816,000	517,000

Income before income taxes	808,000	573,000

Income tax expense	300,000	228,000

Net income	$508,000	$345,000

Earnings per share:

Basic	$.11	$.07

Diluted	$.11	$.07

Shares used in computing
earnings per share:

Basic	4,677,000	4,802,000
Diluted	4,769,000	5,065,000